Exhibit 99.1

Empire Resorts Contact:	Investor Contact:	PR Contact:
Charles A. Degliomini	Jody Burfening / Chris Witty	Adam Handelsman
VP, Communications & Government Relations	Lippert/Heilshorn & Associates, Inc.	Jules Feiler
(845) 807-0001	(212) 838-3777	5W Public Relations
	cwitty@lhai.com	(212) 999-5585
ahandelsman@5wpr.com

FOR IMMEDIATE RELEASE

Empire Resorts Comments on Mohawk Decision

Monticello, NY, November 4, 2005 – Empire Resorts, Inc. (NASDAQ: NYNY) today confirmed that it is in receipt of a letter, dated November 2, 2005, from the St. Regis Mohawk Tribal Council to Philip Hogen, Chairman of the National Indian Gaming Commission, and George Skibine, the Bureau of Indian Affairs’ Acting Deputy Assistant Secretary for Economic Development and Policy, stating that the Tribe has formally decided to pursue a casino project solely with Empire Resorts at the Monticello Raceway. The Tribe has withdrawn its application for land at the Kutsher’s site and requested an expedited review of its application to acquire 29.31 acres at Monticello.

David P. Hanlon, CEO and president of Empire Resorts, stated, “We are grateful for the confidence that the Mohawk Tribe has placed in us and look forward to finalizing and developing a world-class casino together in the Catskills.”

About Empire Resorts, Inc.

Empire operates the Monticello Raceway and is involved in the development of other legal gaming venues in New York. Empire opened Mighty M Gaming at the Raceway site on June 30, 2004. This facility features over 1,700 video gaming machines and amenities such as a 350-seat buffet and live nightly entertainment. Empire is also working to develop a $500 million "Class III" Native American casino and resort on a site adjacent to the Raceway and other gaming and non-gaming resort projects in the Catskills region and other areas. Additional information can be found at www.empireresorts.com.

Statements in this press release regarding the company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties, including the need for regulatory approvals, financing and successful completion of construction. The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1994, and as such, speak only as of the date made. To the extent the content of this press release includes forward-looking statements, they involve various risks and uncertainties including (i) the risk that the various approvals necessary as described herein and other approvals required to be obtained from the United States Congress, the Bureau of Indian Affairs, the National Indian Gaming Regulatory Commission, the Governor of the State of New York and various other federal, State and local governmental entities are not received, (ii) the risk that financing necessary for the proposed programs or projects may not be able to be obtained because of credit factors, market conditions or other contingencies, (iii) the risk that sovereign Native American governments may exercise certain broad rights with regard to termination of its agreements with the company (iv) the risk of non-compliance by various counterparties of the related agreements, and (v) general risks affecting the company as described from time to time in it's reports filed with the Securities and Exchange Commission. For a full discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the company's Annual Report or Form 10-K for the most recently ended fiscal year.